Exhibit 99.1

FOR IMMEDIATE RELEASE
December 29, 2009
Contact: David Sheridan
Chief Financial Officer
Seneca Gaming Corporation
716-501-2010

Seneca Gaming Corporation Announces

Fourth Quarter and Fiscal Year Ended September 30, 2009 Operating Results, and Investor Call

NIAGARA FALLS, NEW YORK – Seneca Gaming Corporation (“SGC”, or the “Company”) today reported its financial results for the three month period ended September 30, 2009 (“Fourth Quarter 2009”) and twelve month period ended September 30, 2009.  SGC is a wholly-owned, tribally chartered corporation of the Seneca Nation of Indians (the “Nation”) that operates all of the Nation’s Class III gaming operations in Western New York.  SGC, through its wholly-owned subsidiaries, Seneca Niagara Falls Gaming Corporation (“SNFGC”), Seneca Territory Gaming Corporation (“STGC”) and Seneca Erie Gaming Corporation (“SEGC”), operates three casinos, one of which is located in Niagara Falls, New York, on the Nation’s Niagara Territory (“Seneca Niagara Casino and Hotel”), another of which is located in Salamanca, New York, on the Nation’s Allegany Territory (“Seneca Allegany Casino and Hotel”), and the last of which is located in Buffalo, New York, on the Nation’s Buffalo Creek Territory (“Seneca Buffalo Creek Casino”).

Consolidated Operating Results for the Fourth Quarters 2009 and 2008 (in thousands, unaudited):

	For the Fourth Quarters Ended
	Sep. 30, 2009	Sep. 30, 2008	Variance	Percent Variance

Gaming revenues	$155,269	$163,441	$(8,172)	(5.0)%
Non-gaming revenues	27,394	30,397	(3,003)	(9.9)%
Net revenues	151,721	165,199	(13,478)	(8.2)%
Income from operations	43,147	46,888	(3,741)	(8.0)%
Net Income	34,235	37,039	(2,804)	(7.6)%
Adjusted EBITDA before head lease and impairment (a non-GAAP measure described below)	71,797	74,928	(3,131)	(4.2)%

Consolidated financial results for the Fourth Quarter 2009 included the following:

•                  Gaming revenues of $155.3 million, a 5.0% decrease from the Fourth Quarter 2008;

•                  Gross slot revenues of $144.1 million, a 4.7% decrease from the Fourth Quarter 2008;

•                  Net table games revenues of $14.4 million, a 7.9% decrease from the Fourth Quarter 2008;

•                  Non-gaming revenues of $27.4 million, a 9.9% decrease from the Fourth Quarter 2008;

•                  Net revenues of $151.7 million, an 8.2 % decrease from the Fourth Quarter 2008;

•                  Income from operations of $43.1 million, an 8.0% decrease from the Fourth Quarter 2008;

•                  Net income of $34.2 million, a 7.6% decrease from the Fourth Quarter 2008; and

•                  Adjusted EBITDA before head lease and impairment, a non-GAAP measure described below, of $71.8 million, a 4.2% decrease from the Fourth Quarter 2008.

SGC’s Fourth Quarter 2009 Adjusted EBITDA before head lease and impairment decreased $3.1 million, or 4.2%, when compared to Fourth Quarter 2008.  While net revenues decreased $13.5 million, this decrease was partially offset through the implementation of various cost savings measures, including reductions in: payroll and related costs of $2.5 million; outside services, legal and consulting, of $1.1 million; cost of goods sold of $1.1 million; utility expense of $0.9 million; advertising of $0.6 million and other operating expenses of $1.7 million.  We also experienced a $2.5 million reduction in exclusivity fees payable to the State of New York due to lower slot revenue.

Adjusted EBITDA margin before head lease and impairment, or Adjusted EBITDA before head lease and impairment as a percentage of net revenues, increased to 47.3% for the Fourth Quarter 2009 versus 45.4% for the Fourth Quarter 2008.

Net revenues for the Fourth Quarter 2009 decreased primarily due to the ongoing economic recession which has resulted in decreased consumer discretionary spending, including discretionary spending on gaming and entertainment.

Selected Gaming Data for the Fourth Quarters 2009 and 2008 (in thousands, unaudited):

	For the Fourth Quarters Ended
	Sep. 30, 2009	Sep. 30, 2008	Variance	Percent Variance

Slot handle	$1,646,184	$1,750,702	$(104,518)	(6.0)%
Gross slot revenues	144,074	151,135	(7,061)	(4.7)%
Net slot revenues	124,163	135,392	(11,229)	(8.3)%
Table games drop	94,743	104,122	(9,379)	(9.0)%
Net table games revenue	14,380	15,611	(1,231)	(7.9)%

We believe the reduction in net slot revenue and table games revenue is primarily attributable to weakened consumer spending due to the unfavorable economic environment, specifically for gaming and other forms of entertainment.  SGC’s gross slot hold percentage and gross slot win per unit per day for the Fourth Quarter 2009 were 8.8% and $238, respectively, compared to 8.6% and $245, respectively, for the Fourth Quarter 2008.  Table games revenue per unit per day for the Fourth Quarter 2009 was $1,084, compared to $1,197 for the Fourth Quarter 2008.

Non-Gaming Revenues for the Fourth Quarters 2009 and 2008 (in thousands, unaudited):

	For the Fourth Quarters Ended
	Sep. 30, 2009	Sep. 30, 2008	Variance	Percentage Variance

Food and Beverage	$15,302	$16,595	$(1,293)	(7.8)%
Lodging	6,452	7,256	(804)	(11.1)%
Retail, entertainment and other	5,640	6,546	(906)	(13.8)%

Food and beverage revenues decreased 7.8% when comparing the Fourth Quarter 2009 to the Fourth Quarter 2008.  During the Fourth Quarter 2009, the number of covers and average per check were approximately 1,043,000 and $14.67, respectively, compared to 1,119,000 and $14.83, during the Fourth Quarter 2008.

In addition, lodging revenue decreased by $0.8 million, or 11.1% when comparing the Fourth Quarter 2009 to the Fourth Quarter 2008.  The average daily room rate, or ADR, and occupancy percentage were $89.28 and 96.8%, respectively, for the Fourth Quarter 2009, compared to $98.92 and 98.2%, respectively, for the Fourth Quarter 2008.  During the Fourth Quarter 2009, SGC implemented marketing strategies and offered hotel room rates at discounted prices in an effort to continue to stimulate casino patron visitation and encourage longer trip duration.  The cash and complimentary occupancy percentages were 33% and 67%, respectively, for the Fourth Quarter 2009, and 34% and 66%, respectively, for the Fourth Quarter 2008.

Consolidated Financial Results for the Twelve Month Periods Ended September 30, 2009 and 2008 (in thousands, unaudited):

	For the Twelve Month Periods Ended
	Sep. 30, 2009	Sep. 30, 2008	Variance	Percent Variance

Gaming revenues	$586,774	$632,580	$(45,806)	(7.2)%
Non-gaming revenues	105,987	117,061	(11,074)	(9.5)%
Net revenues	579,510	632,088	(52,578)	(8.3)%
Income from operations	18,308	144,188	(125,880)	(87.3)%
Net (Loss) Income	(19,370)	102,607	(121,977)	(118.9)%
Adjusted EBITDA before head lease and impairment (a non-GAAP measure described below)	250,078	257,555	(7,477)	(2.9)%

Consolidated financial results for the twelve month period ended September 30, 2009 included the following:

•                  Gaming revenues of $586.8 million, a 7.2% decrease from the twelve month period ended September 30, 2008;

•                  Gross slot revenues of $540.5 million, a 6.7% decrease from the twelve month period ended September 30, 2008;

•                  Net table games revenues of $58.5 million, a 14.0% decrease from the twelve month period ended September 30, 2008;

•                  Non-gaming revenues of $106.0 million, a 9.5% decrease from the twelve month period ended September 30, 2008;

•                  Net revenues of $579.5 million, an 8.3% decrease from the twelve month period ended September 30, 2008;

•                  Income from operations of $18.3 million, including the impairment of property and equipment of $107.6 million, an 87.3% decrease from the twelve month period ended September 30, 2008;

•                  Net loss of $19.4 million, including the impairment of property and equipment of $107.6 million (further described below), a 118.9% decrease from the twelve month period ended September 30, 2008; and

•                  Adjusted EBITDA before head lease and impairment, a non-GAAP measure described below, of $250.1 million, a 2.9% decrease from the twelve month period ended September 30, 2008.

As noted above, as of September 30, 2009, due to the continuation of weak economic conditions, adverse credit market conditions and an uncertain economic outlook, construction activities at Seneca Allegany Casino and Hotel and Seneca Buffalo Creek Casino remained suspended indefinitely and certain master planning efforts related to the future expansion of the Seneca Niagara Falls property were also suspended.  As a result of these circumstances, our consolidated financial results for the twelve month period ended September 30, 2009 reflect an impairment charge of $107.6 million.

Commenting on the financial results for Fiscal Year 2009, Catherine Walker, Chief Operating Officer and principal executive officer of Seneca Gaming Corporation, said, “Fiscal Year 2009 was challenging for Seneca Gaming Corporation, and for the gaming industry as a whole, due in large measure to the unfavorable economic climate.  However, SGC’s consolidated gaming revenues for the fiscal year decreased only 7.2% while comparable decreases in commercial casinos approximated nearly 14%. Seneca Gaming Corporation has an advantage in that the majority of our patrons are regional. During times like these, casino patrons find it more economical to stay close to home instead of flying to larger destination markets like Las Vegas or Atlantic City, affording SGC the opportunity to showcase our properties, providing  Las Vegas or Atlantic City-type experiences without having to endure the time or expense of traveling.”

Jeffrey Gill, Chairman of the SGC Board of Directors commented, “Fiscal 2009 presented us with many challenges attributable to the recession, and saw us recognize an impairment charge relating to our Buffalo Creek and Allegany construction projects, as well as a charge relating to our Niagara Falls master planning activities.  While our decision to suspend such projects was difficult to make at the time, in retrospect, that decision has helped enable SGC to strengthen its liquidity position and to refocus on providing the highest quality gaming and service offerings to our patrons.  Notwithstanding the ongoing economic challenges we are facing, Seneca Gaming

Corporation, in an effort to continue to provide value-conscious gaming and entertainment options, has begun construction on a $9 million expansion of the temporary Seneca Buffalo Creek Casino which will add 5,300 square feet of gaming space and 223 slot machines to that facility. In addition, the purchase of 577 new slot machines for the Niagara Falls and Allegany properties will further our ongoing goal of providing the best and newest entertainment experiences for our patrons. We believe our commitment to responsible operations and our focus on our patrons will help Seneca Gaming Corporation to maintain its strength despite the significant challenges presented by the economic slowdown.”

SGC’s Adjusted EBITDA before head lease and impairment for the twelve month period ended September 30, 2009 decreased $7.5 million, or 2.9%, when compared to the twelve month period ended September 30, 2008.  While net revenues decreased $52.6 million, this decrease was offset through the implementation of various cost savings measures, such as reductions in: payroll and related costs of $7.5 million, promotional and special event expenses of $5.9 million, cost of goods sold of $4.8 million, advertising and entertainment expenses of $4.1 million, professional and other outside services of $3.0 million, utilities expense of $2.4 million, gaming equipment lease expense of $1.4 million and other operating expenses of $6.3 million. SGC also experienced a $9.7 million reduction in exclusivity fee expense payable to the State of New York due to lower slot revenue.

Adjusted EBITDA margin before head lease and impairment, or Adjusted EBITDA before head lease and impairment as a percentage of net revenues, increased to 43.2% for the twelve month period ended September 30, 2009 versus 40.7% for the twelve month period ended September 30, 2008.

Selected Gaming Data for the Twelve Month Periods Ended September 30, 2009 and 2008 (in thousands, unaudited):

	For the Twelve Month Periods Ended
	Sep. 30, 2009	Sep. 30, 2008	Variance	Percent Variance

Slot handle	$6,255,252	$6,738,084	$(482,832)	(7.2)%
Gross slot revenues	540,524	579,128	(38,604)	(6.7)%
Net slot revenues	472,336	513,192	(40,856)	(8.0)%
Table games drop	369,591	420,474	(50,883)	(12.1)%
Net table games revenue	58,478	68,033	(9,555)	(14.0)%

We believe the reduction in net slot revenue and table games revenue is primarily attributable to weakened consumer spending due to the unfavorable economic environment, specifically for gaming and other forms of entertainment.  SGC’s gross slot hold percentage and gross slot win per unit per day for the twelve month period ended September 30, 2009 were 8.6% and $223, respectively, compared to 8.6% and $236, respectively, for the twelve month period ended September 30, 2008.  Table games revenue per unit per day for the twelve month period ended September 30, 2009 was $1,110, compared to $1,310 for the twelve month period ended September 30, 2008.

Non-Gaming Revenues for the Twelve Month Periods Ended September 30, 2009 and 2008 (in thousands, unaudited):

	For the Twelve Month Periods Ended
	Sep. 30, 2009	Sep. 30, 2008	Variance	Percentage Variance

Food and Beverage	$58,476	$63,272	$(4,796)	-7.6%
Lodging	24,252	28,757	(4,505)	-15.7%
Retail, entertainment and other	23,259	25,032	(1,773)	-7.1%

Food and beverage revenues decreased 7.6% when comparing the twelve month period ended September 30, 2009 to the twelve month period ended September 30, 2008.  During the twelve month period ended September 30, 2009, the number of covers and average per check were approximately 3,947,000 and $14.82, respectively, compared to 4,342,000 and $14.57, during the twelve month period ended September 30, 2008.

In addition, lodging revenue decreased by $4.5 million, or 15.7% when comparing the twelve month period ended September 30, 2009 to the twelve month period ended September 30, 2008. The average daily room rate, or ADR, and occupancy percentage were $86.33 and 95.2%, respectively, for the twelve month period ended September 30, 2009, compared to $102.00 and 95.1%, respectively, for the twelve month period ended September 30, 2008.  During the twelve month period ended September 30, 2009, SGC implemented marketing strategies and offered hotel room rates at discounted prices in an effort to continue to stimulate casino patron visitation and encourage longer trip duration.  The cash and complimentary occupancy percentages were 27% and 73%, respectively, for the twelve month period ended September 30, 2009, and 26% and 74%, respectively, for the twelve month period ended September 30, 2008.

Liquidity, Capital Resources and Capital Spending

As of September 30, 2009, SGC held cash and cash equivalents of $83.2 million, an increase of approximately $29.9 million when compared to September 30, 2008.

Debt:

SGC’s total debt was $497.4 million as of September 30, 2009, compared to $496.4 million as of September 30, 2008.  In addition, SGC’s $50.0 million Senior Secured Revolving Loan Agreement provided letters of credit, totaling approximately $19.6 million as of September 30, 2009, in support of certain SGC contractual agreements and ongoing legal matters.  Availability under the Senior Secured Revolving Loan Agreement, net of these letters of credit, was $30.4 million as of September 30, 2009.

Effective December 18, 2009, SGC amended the Senior Secured Revolving Loan Agreement to further extend the maturity date until December 31, 2011. Amounts borrowed under the Amended Senior Secured Revolving Loan Agreement continue to bear interest at either one, three or six-month LIBOR plus one and one quarter percent (1.25%), or the prime rate (as reported in The Wall Street Journal) plus one quarter percent (0.25%), with any outstanding principal balance to be paid by, or on, the new maturity date.  The $50.0 million commitment reduces in tandem with certain reductions in our letter of credit requirements, up to an aggregate reduction of $10.0 million.  The Amended Senior Secured Revolving Loan Agreement requires that SGC maintain all of its deposit and investment accounts with the lender, subject to limited exceptions for certain existing accounts.

SGC’s obligations under the Amended Senior Secured Revolving Loan Agreement continue to be secured by substantially all gaming and related assets (including substantially all gaming revenues) not constituting real property or improvements. SGC’s obligations are guaranteed by SNFGC, STGC, SEGC and LGCC, and the guarantors’ obligations continue to be secured by substantially all of each guarantor’s gaming and related assets (including substantially all gaming revenues) not constituting real property or improvements. The Amended Senior Secured Revolving Loan Agreement modifies certain of the financial covenants contained in the Senior Secured Revolving Loan Agreement, including reducing the minimum consolidated EBITDA covenant from $160 million to $145 million (on a rolling 12 month basis) while modifying the total leverage ratio (of total funded debt to EBITDA) to a limit of 3.5 to 1.0.  The Amended Senior Secured Revolving Loan Agreement also continues to contain additional customary covenants, including covenants restricting the incurrence of additional indebtedness, the creation of additional liens and the disposition of assets.

David Sheridan, Chief Financial Officer of Seneca Gaming Corporation commented, “The ability to continue to improve liquidity during a period of economic recession is a true testament to our business and governance practices.  The extension of the Senior Secured Revolving Loan Agreement is simply one of many measures taken to strengthen SGC’s liquidity position.  We are very happy with the ability to amend the Senior Secured Revolving Loan Agreement at a cost significantly lower than what other operators have been able to achieve during a time when financial institutions are being very cautious about the extension of credit.  Through sound business decisions, by both the SGC Board of Directors and the Seneca Nation of Indian’s Tribal Council and Executives, and a committed team of employees, the Seneca Gaming Corporation is poised to continue to be a leader in the gaming space.”

Interest Expense:

Interest expense of $9.4 million for the Fourth Quarter 2009 consists primarily of interest on our $500 million aggregate principal amount of 7-1/4% senior notes, $0.8 million of amortization related to financing costs and original issue discount, and is partially offset by $0.6 million capitalized interest on our construction activities for our Seneca Hickory Stick Golf Club.

Interest expense of $38.2 million for the twelve month period ended September 30, 2009 consists primarily of interest on our $500 million aggregate principal amount of 7-1/4% senior notes, $3.2 million of amortization related to financing costs and original issue discount, and is partially offset by $1.6 million capitalized interest on our construction activities for our Seneca Hickory Stick Golf Club.

Capital Expenditures:

SGC’s capital expenditures totaled $46.1 million for the twelve month period ended September 30, 2009, compared to $141.4 million in the twelve month period ended September 30, 2008.  The $46.1 million of capital expenditures consisted principally of $15.6 million relating to the permanent Seneca Buffalo Creek Casino and Hotel; $6.9 million relating to pre-construction costs for the additional hotel tower at Seneca Allegany Casino and Hotel; $5.2 million relating to construction of the Seneca Hickory Stick Golf Club; and $1.0 million for the conversion of the temporary gaming facility at

Seneca Allegany Casino and Hotel into an events center with related amenities.  The remaining $17.4 million in capital expenditures were principally for the acquisition of equipment for existing casino operations.

SGC reviews the return on revenue generating maintenance capital investment and assesses critical maintenance capital expenditure needs, such as product quality and replacement, information technology and life safety expenditures, on an ongoing basis.

Capital Resources:

Distributions paid to our owner, the Seneca Nation, totaled $56.6 million for the twelve month period ended September 30, 2009, compared to $66.0 million for the twelve month period ended September 30, 2008.

On February 23, 2009, the Nation’s Tribal Council (“Council”) authorized several measures arising out of joint planning initiatives, including principally, rescission of an earlier Council request for $20 million relating to certain capital improvement projects of the Nation, a reduction in monthly distributions to the Nation from the current level of $4 million per month to $3 million per month commencing in March 2009, the return of $5 million previously distributed to the Nation for the capital improvement projects described above (which was used as a credit against SGC’s monthly distribution obligations), and a $5 million reduction in proposed rent under the Corporation’s real property leases (“Head Leases”) for the fiscal year ended September 30, 2009.

SGC had previously approved an aggregate increase in rent under the Head Leases for the fiscal year ended September 30, 2009 from $62 million to $81 million, effective October 1, 2008.  Council’s February 23, 2009 action reduced the aggregate rent obligation under the Head Leases from $81 million to $76 million for the fiscal year ended September 30, 2009.

SGC’s Board and management intend to continue to work closely with SGC’s owner to ensure cash generated from operations, available cash and cash equivalents, short-term investments and cash available under the Amended Senior Secured Revolving Loan Agreement are sufficient to service our debt, satisfy our other financial obligations and commitments and meet our working capital requirements for the remainder of the fiscal year.

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure, but is commonly used in the gaming industry as a measure of performance and basis for valuation of gaming companies. A reconciliation of net income to EBITDA is provided at the end of this press release.

SGC defines EBITDA as earnings before interest, taxes, depreciation and amortization.   SGC is not subject to U.S. federal income taxation under current interpretations of the U.S. federal tax code. EBITDA is presented to provide additional information that SGC’s management uses to assess its business and because management believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. However, other companies in the gaming industry may calculate EBITDA differently than we do. EBITDA is not a measurement of financial condition or profitability under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

SGC defines Adjusted EBITDA before head lease and impairment expense as EBITDA plus pre-opening expense, other non-operating expenses, impairment charge and head lease expense.

Adjusted EBITDA before head lease and impairment expense provides an additional measurement by which to evaluate SGC’s operations and, when viewed with both the SGC’s GAAP results and its reconciliations of Adjusted EBITDA before head lease and impairment expense to net income, the SGC believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA before head lease and impairment expense is presented solely as a supplemental disclosure because: (1) SGC believes it enhances an overall understanding of SGC’s financial performance; (2) SGC believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the gaming and hospitality industry since Adjusted EBITDA before head lease and impairment expense excludes certain items that may not be indicative of the SGC’s operating results; (3) measures that are comparable to Adjusted EBITDA before head lease and impairment expense are often used as an important basis for the valuation of gaming and hospitality companies; and (4) SGC uses Adjusted EBITDA before head lease and impairment expense internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

Because SGC’s calculation of EBITDA and Adjusted EBITDA before head lease and impairment expense may be different from the calculation used by other companies, comparisons of EBITDA and Adjusted EBITDA before head lease and impairment expense may be limited.  EBITDA and Adjusted EBITDA before head lease and impairment expense should not be construed as a substitute for operating income or net income, as they are determined in accordance with generally accepted accounting principles.

Forward-Looking Statements

This earnings release contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words “believe”, “estimate”, “anticipate”, “intend”, “plan”, “expect”, “will”,

“continue”, “evaluate”, and words of similar meaning, with reference to SGC and its management, indicate forward looking statements.  Similarly, statements that describe our plans or goals are all forward-looking statements.  Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward looking statements contained in this earnings release, including, but not limited to SGC’s ability to maintain or strengthen its liquidity position; our ability to maintain or enhance the quality of our gaming and service offerings; our ability to provide value-conscious gaming and entertainment options; our ability to complete construction of the $9 million Buffalo Creek temporary facility expansion; our ability to further our ongoing goal of providing the best and newest entertainment experiences for our patrons; our ability to maintain our strength in the industry; or our ability to continue to be a leader in the gaming space.  Additional information concerning potential factors that could affect SGC’s financial condition, results of operations, and expansion projects are described from time to time in SGC’s periodic reports filed with the SEC, including, but not limited to, SGC’s Annual Report on Form 10-K.  These Reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on SGC’s website, www.senecagamingcorporation.com.

SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release.

Investor Call for Quarter and Fiscal Year Ended September 30, 2009

Jeffrey Gill, Chairman of the SGC Board of Directors, and SGC senior management will host a conference call for investors and other members of the financial community on Tuesday, January 5, 2010 at 4:00 p.m. Eastern Standard Time for purposes of discussing SGC’s operating results for the quarter and fiscal year ended September 30, 2009.  Interested parties may participate in this call by dialing 866-379-3082, the conference ID is SENECA.  Participants are requested to dial in 5 to 10 minutes prior to the scheduled start time.  A rebroadcast of this conference call will be available for 14 days by dialing 800-642-1687; the conference ID number will be 48489227.

Contact:  David Sheridan, Chief Financial Officer for additional information at 716-501-2010.

SENECA GAMING CORPORATION

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)  ($000’s omitted)

	September 30,	September 30,
	2009	2008
Assets

Current assets:
Cash and cash equivalents	$83,230	$53,305
Short-term investments	113	300
Other receivables, net	8,740	2,705
Inventories	4,046	4,196
Other current assets	10,369	9,127

Total current assets	106,498	69,633

Property and equipment, net	670,111	799,335
Other long-term assets	65,319	66,750

Total assets	$841,928	$935,718

Liabilities and Shareholders’ Equity

Current liabilities:
Trade payables	2,328	3,368
Construction payables	9,373	29,619
Distributions payable to the Nation	3,727	24,000
Exclusivity fees payable	8,220	9,234
Accrued interest payable	15,104	15,104
Accrued regulatory costs	33,683	27,888
Accrued gaming liabilities	15,113	15,657
Accrued payroll and related liabilities	9,652	10,138
Other current liabilities	6,722	13,511

Total current liabilities	103,922	148,519

Long-term debt	497,363	496,353
Other long-term liabilities	834	—
Total liabilities	602,119	644,872

Capital:
Retained earnings	239,809	290,846

Total liabilities and capital	$841,928	$935,718

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)  ($000’s omitted)

	Three Month Periods Ended:		Twelve Month Periods Ended:
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008

Revenues:
Gaming	$155,269	$163,441	$586,774	$632,580
Food and beverage	15,302	16,595	58,476	63,272
Lodging	6,452	7,256	24,252	28,757
Retail, entertainment and other	5,640	6,546	23,259	25,032
Less: promotional allowances	(30,942)	(28,639)	(113,251)	(117,553)
	151,721	165,199	579,510	632,088

Expenses:
Gaming	39,665	42,783	152,199	169,472
Food and beverage	11,475	12,757	44,505	49,907
Lodging	3,125	3,391	12,368	13,191
Retail, entertainment and other	3,436	4,595	14,188	16,952
Advertising, general and administrative	41,223	42,245	182,172	187,011
Pre-opening costs	117	(8)	363	286
Depreciation and amortization	11,012	12,548	47,850	51,081
Impairment of property and equipment	(1,479)	—	107,557	—

Total operating expenses	108,574	118,311	561,202	487,900

Operating income	43,147	46,888	18,308	144,188
Other non-operating expenses	475	(1,450)	287	(5,600)
Interest income	15	93	214	1,344
Interest expense	(9,402)	(8,492)	(38,179)	(37,325)

Net Income (Loss)	$34,235	$37,039	$(19,370)	$102,607

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

(UNAUDITED)  ($000’s omitted)

	Twelve Month Periods Ended
	September 30,
	2009	2008
	(Dollars in Thousands)
Cash flows relating to operating activities:
Net (loss) income	$(19,370)	$102,607
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	47,850	51,081
Loss on disposal of assets	155	166
Amortization of deferred financing costs and debt discount	3,243	3,238
Other than temporary decline in investments	187	4,200
Provision for bad debts	424	292
Write off of acquisition costs	—	1,192
Impairment of property and equipment	107,557	—
Non-cash distribution to the Nation	(438)	—
Other	(487)	—

Change in operating assets and liabilities:
Current assets	(1,819)	(62)
Long-term assets	—	(1,193)
Current liabilities	1,489	(2,668)
Net cash provided by operating activities	138,791	158,853

Cash flows relating to investing activities:
Purchases of property and equipment	(46,097)	(141,383)
Land acquisition costs	(6,248)	(5,874)
Decrease in restricted cash	—	14,579
Deposits	82	(127)
Sale of investments, net	—	14,600
Net cash used in investing activities	(52,263)	(118,205)

Cash flows relating to financing activities:
Proceeds from senior secured revolving loan agreement	20,000	—
Payments on senior secured revolving loan agreement	(20,000)	—
Distributions paid to the Nation	(56,603)	(66,005)
Net cash used in financing activities	(56,603)	(66,005)

Net increase (decrease) in cash	29,925	(25,357)

Cash balances:
Beginning of period	53,305	78,662
End of period	$83,230	$53,305

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA before Head Lease and Impairment

Three months ended September 30, 2009

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$34,235
Depreciation	11,012
Interest, net	9,387

EBITDA	54,634
Impairment Charge	(1,479)
Pre-opening costs	117
Other Non-operating expense	(475)
Head Lease	19,000

Adjusted EBITDA before Head Lease and Impairment	$71,797

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA before Head Lease and Impairment

Three months ended September 30, 2008

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$37,039
Depreciation	12,548
Interest, net	8,399

EBITDA	57,986
Pre-opening costs	(8)
Other Non-operating expense	1,450
Head Lease	15,500

Adjusted EBITDA before Head Lease and Impairment	$74,928

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA before Head Lease and Impairment

Twelve months ended September 30, 2009

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$(19,370)
Depreciation	47,850
Interest, net	37,965

EBITDA	66,445
Impairment Charge	107,557
Pre-opening costs	363
Other Non-operating (income)expense	(287)
Head Lease	76,000

Adjusted EBITDA before Head Lease and Impairment	$250,078

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA before Head Lease and Impairment

Twelve months ended September 30, 2008

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$102,607
Depreciation	51,081
Interest, net	35,981

EBITDA	189,669
Pre-opening costs	286
Other Non-operating (income)expense	5,600
Head Lease	62,000

Adjusted EBITDA before Head Lease and Impairment	$257,555